                                                                   Exhibit 10.19

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                  CONTRACT FOR THE DEVELOPMENT AND APPLICATION
                OF A SEA WAVE ENERGY GENERATION SYSTEM IN FRANCE

This contract for the development of the application of a wave energy generation system in France (hereinafter: "the Agreement") is signed as of June 17, 2005 by and between:

IBERDROLA ENERGIAS RENOVABLES II, S.A. SOCIEDAD UNIPERSONAL (hereinafter:
"IBERENOVA"), a company existing and organised under the Spanish law, with Tax Registration Number A-83028035, having its registered office located at Tomas Redondo, 1, Madrid, Spain, represented by Ms ANA ISABEL BUITRAGO MONTORO with National Identity Document No. 79.305.185-N and Mr. MIGUEL MARTIN SAEZ, with National Identity Document No. 12.158.285-W, acting in their capacity as joint and several representatives by virtue of the deed of power of attorney executed on 29 May 2002 before the Notary Public of Bilbao, Mr. Arriola Arana, under number 1.039 of his records.

                                       And

TOTAL ENERGIE DEVELOPPEMENT SA (hereinafter: "TED"), a company existing and organised under the French law, having its registered office located in France, 92078 Paris la Defense Cedex, 2, Place de la Coupole, La Defense 6, represented by Mr. GILLES COCHEVELOU acting in his capacity as President.

                                       And

OCEAN POWER TECHNOLOGIES LTD. (hereinafter: "OPT"), a company, wholly-owned by OPT Inc. existing and organised under the laws of England and Wales having its registered office located at Warwick Innovation Centre, Gallows Hill, CV34 6UW Warwick, England, United Kingdom, represented by Mr. MARK DRAPER acting in his capacity as Chief Executive.

                                       And

OCEAN POWER TECHNOLOGIES INC, (hereinafter: "OPT Inc") a company existing and organised under the laws of United States of America having its registered office located at Pennington, New Jersey, United States of America, represented by Dr. George W. Taylor, acting as Chief Executive officer of the company.

IBERENOVA, TED and OPT being hereinafter individually referred to as a (Party) and collectively referred to as the (Parties).

                                    WHEREAS:

A. OPT represents that it has all rights to (i) use the industrial and intellectual property rights of the technology for the generation of electrical power using energy from sea waves, registered under the name PowerBuoyTM System (hereinafter: together with any developments, improvements or derivatives thereof, the "Technology"), (ii) sell the PowerBuoys stations, and (iii) operate and maintain them.

B.   IBERENOVA is strongly active in the renewable energy sector.

C. IBERENOVA and OPT Inc., inter alia, have entered into a Collaboration Agreement dated July 2, 2004 (hereinafter: the "Cantabria Agreement") whereby they are participating in the evaluation and possible development of a pilot project for a sea wave energy generation electricity power station with an initial power of 1.25 MW on the North coast of Spain (hereinafter: the "Cantabria Project") using the Technology. As of the date hereof, TOTAL EOLICA, S.A has joined the Cantabria Agreement in writing, with the remaining partners' prior consent.

D. IBERENOVA and OPT, assuming that the [**], wish to develop a new project for a sea wave energy generation electricity power station using the Technology on the coast of France, in collaboration with an industrial company being active in the renewable energy sector in France.

E. TED (a company of the TOTAL Group which is active world-wide in the energy sector) is conducting its business in the renewable energy sector especially in France and is interested in participating in generation electricity projects using sea wave energy both in France and in other countries including Spain.

F. TOTAL EOLICA, S.A (a company of the TOTAL Group which is active in the energy sector) is conducting its business in the renewable energy sector in Spain and is interested in participating in generation electricity projects using sea wave energy in Spain.

G. The Parties, based on the complementary nature of their skills, experience and resources, wish to enter into a collaboration to study and assess the technical and economical possibility to develop on the coast of France, one sea wave energy generation electricity power station with a capacity of around 2 to 5 MW (the exact number of MWs to be decided by the Steering Committee as provided below) using the Technology (hereinafter: the "Project").

H. The Parties acknowledge that the French Authorities have enabled the development of Renewable Energy Projects through [**]. The Parties acknowledge that the Project will not be a Demonstration Project (with little or no return on capital) and that the intention of this Agreement is to develop a project which will be submitted to the [**].

I. The Parties wish to set forth certain rules to regulate more precisely their collaboration and, in this regard, have entered into this Agreement.

                       NOW IT IS HEREBY AGREED AS FOLLOWS.

1.   PURPOSE.

     Under the terms and subject to the conditions set forth in this Agreement, the Parties shall actively and closely co-operate in good faith to study and assess the feasibility of the Project. Such feasibility study shall include the research of potential sites on the coast of France whereon one sea wave energy generation electricity power station (hereinafter: the "Power Station") may be installed and shall concern all other aspects relating to the Project including but not limited to its economical, technical, legal, administrative, environmental, marketing and operational constraints, aspects and perspectives.

     Should the Parties conclude that the Project is feasible, they shall meet and discuss in good faith as to whether the Project should be implemented or not and, if the Parties decide to implement the Project, shall define the scheme for any such development and operation of the Project.

     For the purposes of this Agreement the Parties agree that "France" shall mean all French territories excluding the following: "Nouvelle-Caledonie", "Polynesie-Francaise", "Wallis et Futuna", and the "Terres australes et antarctiques francaises" (TAAF).

2.   RELATIONSHIP BETWEEN THE PARTIES.

2.1 Pursuant to the provisions of this Agreement, the interests, rights, duties, obligations and liabilities of the Parties shall be several and not joint, but without limitation to what is provided in section 10 below.

2.2 Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity between the Parties. The Parties agree that their entering into any further agreements or their decision to proceed with the implementation of the Project (phase 2) are subject to the prior corporate approval by their respective Board of Directors (or equivalent) and, with respect to TED and IBERENOVA, to the prior approval by the Executive Committee of TOTAL S.A. and of the Steering Committee (Comite Operativo) and the Executive Committee of IBERDROLA, S.A. respectively. Nothing in this Agreement is intended to bind the Parties neither to enter into any further agreement nor to proceed with the implementation of the Project.

2.3 From the effective date of this Agreement, each Party shall not enter into any commitment or incur any liabilities or obligations for or on behalf of any other Party towards third parties in connection with the Project without the prior written consent of the relevant Party. In this regard, no Party shall be deemed to be a representative, agent, employee of any other Party for any purpose whatsoever.

2.4 During the duration of the Feasibility of Studies (phase 1 of this Agreement) including any written extension thereof, and until [**], OPT shall not, directly or indirectly, within France: (i) develop any power plant based on the Technology or any improvements or developments thereof;
     (ii) build and/or supply any equipment based on the PowerBuoy System other than as provided for in this Agreement.

3.   FEASIBILITY STUDIES (PHASE 1)

     During an initial period of eighteen (18) months from the execution date of this Agreement, the Parties will jointly conduct studies (the "Feasibility Studies") in respect of the following aspects of the Project :

     (a) Determination of the wave energy potential of the coast of France obtainable with the Technology;

     (b) Establishment and development of a design and installation programme of the corresponding Power Station with a capacity of around 2 to 5 MW, the exact capacity to be agreed to by the Steering Committee;

     (c) Negotiation with the French authorities of the conditions and agreement required to implement the Project, including without limitation public marine domain concession, building consent, connection agreement and power purchase agreement;

     (d)  Obtaining all other necessary consents and permits;

     (e) Assessment of the required engineering procurement and construction contract and related agreements;

     The Parties shall prepare a work program (including a project plan) and a budget in respect of the Feasibility Studies for approval by the Steering Committee.

     The Parties shall use reasonable efforts to complete the Feasibility Studies in accordance with the work program. If the Parties do not have sufficient information eighteen (18) months after signing this Agreement to make the decision contemplated in this section regarding the development of the Project, the Parties, through the Steering Committee, agree to extend the initial phase up to a maximum of further six (6) months.

     During this phase 1, IBERENOVA shall be the leader for promoting the Project and negotiating with the French authorities all necessary authorisations. However, IBERENOVA shall keep the other Parties informed of the content of its discussions with French Officials (including but not limited to: representatives of the French government, ministries, local and central administration, elected people etc...) regarding the Project.

     When the Feasibility Studies are completed, and if the Parties unanimously conclude that the Project would be economically, technically and financially feasible, the Parties will meet to discuss and decide in writing whether and how they will jointly develop such Project. The Party or Parties not agreeing in writing to develop the Project before the said 90-day from completion of the Feasibility Studies will be considered, for all the purposes of this Agreement, as a Withdrawing Party and thus subject (without limitation) to Clauses 8.3.(b) and 8.3.(c) below. For the purposes herein, the Feasibilities Studies will be deemed to have been completed when so agreed to by the Steering Committee, but without limitation to Clause 8.2.(a) below.

     The Parties shall exchange all relevant information necessary to perform the Feasibility Studies, provided that none of the Parties shall be required to furnish the others with non-proprietary data subject to confidentiality agreements vis-a-vis third parties until they obtain such third party's prior consent, provided that OPT will not be entitled to claim third parties' rights over the "Technology" to restrain the other Parties from having access thereto.

     Each Party shall be entitled to use the Feasibility Studies only pursuant to the terms of this Agreement and in accordance with the provisions of
     Exhibit 1 ("Confidential Information, Inventions and Trade Secrets Agreement") to this Agreement.

4.   PARTICIPATING INTERESTS IN THE PROJECT.

     At the time of execution of this Agreement, the undivided interest of each Party in the rights, benefits and obligations pursuant to this Agreement and in the Project (hereinafter: the "Participating Interest") shall be :

PARTY       PARTICIPATING INTEREST
-----       ----------------------
IBERENOVA            [**]
TED                  [**]
OPT                  [**]

5.   COSTS AND EXPENSES.

     All costs and expenses incurred directly by the PARTIES in connection with the study and assessment of the Project, together with all other costs and expenses from external advisors for the purpose of carrying out the work contemplated by the PHASE 1 shall be shared between the PARTIES as per their respective PARTICIPATING INTEREST in the Project, provided they have been previously approved by the STEERING COMMITTEE and regardless of whether or not the PROJECT finally goes ahead and even if one or several of the PARTIES hereto decide not to go into the PROJECT, in which case section
     8.3 (b) shall apply.

     In that sense, an economic fund (hereinafter the "FUND") will be established and shall be payable by the PARTIES in the proportions of their PARTICIPATING INTEREST. The FUND will be managed by the STEERING COMMITTEE which will detail the contributions to be made by each of the PARTIES to the FUND, and the budget of expenses of each PARTY to be paid by the FUND, in the PHASE 1.

     The Steering Committee shall decide which of the Parties or a third party shall carry out the various aspects of work contemplated by this Agreement.

     The Fund shall be managed by IBERENOVA who also shall be the formal addressee of the invoices from the Parties. The invoices shall be paid within [**] days.

     If the decision to implement the Project is taken, said payments to the Fund by each Party shall be recoverable from the Special Purpose Company that may be created by the

     Parties for the development and operation of the Project or shall be capitalised in this Special Purpose Company as appropriate.

     Each Party shall retain evidence, including supporting documentation such as invoices and timesheets, of all costs for inspection upon request. All costs to be incurred in accordance with this Agreement, shall be budgeted, presented and approved by the Steering Committee.

6.   STEERING COMMITTEE.

6.1 Upon execution of this Agreement, the Parties shall set up a Steering Committee (hereinafter: the "Steering Committee") composed of the following three (3) members (1 representative appointed by each Party):

     TED representative: [**]
     IBERENOVA representative: [**]
     OPT representative: [**]

     The representative appointed by [**] shall be the chairman of the Steering Committee. The Steering Committee shall have ultimate overall control and decision-making powers with regard to the activities under Phase 1 of this Agreement. A Party may change its representative or designate an alternate (who will need to be an employee of the appointing Party or of any company of its group of companies subject to the confidentiality obligations provided herein), subject to give prior written notice to the other Parties.

6.2 The Steering Committee shall meet as often as necessary, but at least [**]. Any Party shall have the right to submit a proposal for consideration by the Steering Committee.

6.3 The meetings will be held alternately in Madrid and Paris (at the head-offices of IBERENOVA and TED) or at such other place as may be agreed from time to time by the Parties. The presence of all representatives of the Parties shall be required to constitute a quorum for any meeting of the Steering Committee. Each Party shall use its reasonable efforts to ensure the existence of a quorum at any duly called meeting of the Steering Committee.

6.4 The Parties intend that the members of the Steering Committee shall attend the meetings of the Steering Committee in person, but recognise that members may from time to time be prevented from doing so. Therefore, members of the Steering Committee may participate in a meeting of the Steering Committee by means of telephone or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Each Party may also designate by written notice to the other Parties an alternate representative, who will need to be an employee of the appointing Party or of any company of its group companies subject to the confidentiality obligations provided herein, to act in the absence of a member unable to attend a meeting of the Steering Committee. Any action required or permitted to be taken at a meeting of the Steering Committee may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all members of the Steering Committee.

6.5  The Steering Committee shall be responsible for the following activities:

          - reviewing, modifying and approving the budget for all costs and expenses to be incurred in accordance with clause 5 in connection with the Project;

          -    monitoring Project progress and adherence to the budget;

          - engagement and termination of any external accountants, engineers, environmental consultants, financial advisors or legal counsel and all other external advisors providing services for the Project;

          - approving the distribution or payment of any amount to any Party except pursuant to the approved budget;

          - approving the selection of the site whereon Power Station may be installed;

          - analysis of the conclusions of the Feasibility Studies and recommendation to the Parties as to the possible implementation of the Project;

          -    deciding that the Feasibility Studies of the Project are ended;

          -    extending the duration of the Feasibility Studies phase;

          - approving a time schedule for the possible implementation of the Project;

          - approving public announcements to be made in connection with the Project.

6.6 Decisions of the Steering Committee shall be made by unanimous approval of the representatives of the Parties (principle of consensus), it being understood that the representative of each Party shall have one (1) vote. If the Steering Committee is unable to reach agreement on any matter within its competence, at the request of either Party, a second meeting of the Steering Committee shall be convened to be held within [**] weeks from the date of the first meeting at which the Steering Committee failed to reach agreement. At this second meeting, the Steering Committee shall apply all possible means to resolve the disagreement.

6.7 All decisions taken during a meeting by the Steering Committee shall be recorded in minutes. Minutes of the meetings of the Steering Committee shall be drafted in English by the Chairman and a draft shall be sent to the Parties within [**] working days of the meeting. The minutes shall be deemed approved by the Parties if no comment is made within [**] working days from the sending of the draft to the Parties. All the important decisions taken during a meeting shall be recorded and signed upon at the end of the meeting.

6.8 Relations with French media will be managed by TED as per the decision taken by the Steering Committee. Similar arrangements will be implemented for phase 2.

7.   IMPLEMENTATION OF THE PROJECT (PHASE 2).

     Provided that the Parties agree in writing that the Project should be implemented, they shall identify an optimal legal structure and in connection therewith, they (or any of their Affiliated Companies) shall incorporate a "Societe Anonyme"(S.A) or a "Societe par Actions Simplifiees" (S.A.S) under French law (or other legal vehicle as may be agreed by the Parties) for the implementation of the Project (hereinafter: the "Special Purpose Company" or the "SPC"). For the purpose of this Agreement, "Affiliated Company" shall mean any company or legal entity which (i) controls either directly or indirectly a Party, or (ii) which is controlled directly or indirectly by such Party, or (iii) is directly or indirectly controlled by a company or entity which directly or indirectly controls such Party. "Control" means the right to exercise one hundred percent (100%) of the voting rights.

     The Parties shall use their reasonable commercial efforts to negotiate in good faith and enter into the bylaws and shareholders agreement, and to incorporate the SPC no later than [**] months after a final decision (if any) is taken in writing to implement the Project.

     The Parties hereby agree on the following basic principles that shall govern the ownership and management of the SPC and the business relationships between the SPC and each Party (or its Affiliated Companies):

     (a) The head-office of the SPC shall be located in the region of Paris, France.

     (b) Share in the capital of the SPC shall be distributed between the Parties (or any Affiliated Company of each Party) as follows:

PARTY       SHARE CAPITAL PERCENTAGE
-----       ------------------------
IBERENOVA             [**]
TED                   [**]
OPT                   [**]

          The shares shall be indivisible and shall give rise each to equal rights of participation in the collective decisions and in the annual income as well.

     (c) The share capital of the SPC shall be in an amount sufficient so that external funding does not require sureties or guarantees of the Parties. Each Party shall contribute to the equity of the SPC in proportion to its percentage of share in the capital;

     (d) The General Manager ("Directeur General" in a S.A. or "President" in a S.A.S. under French law), the Chairman and the Company Secretary shall be appointed amongst candidate(s) proposed by [**]. Subject to the overall supervision and control of the Board of Directors (or any equivalent corporate decision body in the S.A.S.), the General Manager shall be responsible for the day-to-day management of the SPC;

     (e) The Board of Directors shall be composed of [**] members of whom [**] shall be appointed by [**] by [**] and [**] by [**] provided that the initial capital stake of each Party is in accordance with Clause 4 above. In case of change of the distribution of the share capital among the shareholders, the Board composition will be amended to reflect broadly the respective percentage held by each Party; in any case, each Party will have the right to appoint at least [**] member of the Board of Directors. Except for the decisions mentioned below, all resolutions of the Board of Directors shall be adopted by a simple majority of the directors present or represented at the meeting;

     (f) No action shall be taken by or on behalf of the SPC by the General Manager or any other person on any of the following matters, except by a resolution of the Board of Directors (or the general assembly of the shareholders as appropriate) adopted by not less than a [**]% majority of the voting powers of the directors (i.e. for the foreseen initial composition of the Board, [**] out of [**] directors vote favourably) (or [**]% of the share capital, as the case may be):

          - approval of the SPC's business plans, which shall include the investments to be carried out for implementing the Project and amendments to said investments exceeding [**] Euros;

          - investment or divestitures other than in the ordinary course of business of the SPC or except expressly authorized in the business plan or in duly approved amendments thereto, including without limitation operation and maintenance investments directly addressed to enlarge the useful life or increase the production of the original Project;

          - making of loans or borrowing by the SPC other than those addressed to financing the investments included in the SPC's business plans or its duly approved amendments or otherwise previously approved pursuant this Section (f);

          - entering into, terminating or modifying any contract between the SPC and (i) any Party (or its Affiliated Companies), or (ii) any company or entity in which any Party has a direct or indirect interest, or (iii) any manager or director of the SPC;

          - conversion, transformation, merger, split, dissolution and liquidation, save in the compulsory cases contemplated by law;

          - establishment, closing down or winding up of branches and subsidiaries;

          - modification of the share capital, except those share capital increases required so that external financing of the Project does not entail personal guarantees by the Parties;

          - elimination of the preferential subscription right in capital increases;

          - issues of convertible debentures and execution of any loan agreement with rights to conversion to capital.

     (g) The shareholder agreement shall contain "deadlock" provisions that may apply in the case at any decision listed in sub-paragraph (f) above is not approved by a vote satisfying the required supermajority;

     (h) Bylaws and the shareholders agreement shall contain provisions granting the Parties pre-emption rights for the case of transfer of the SPC shares to third parties (other than to the transferring Party's Affiliated Companies).

          In any case, (i) OPT's prior written approval shall be required when the potential transferees is a competitor to OPT, (ii) TED's prior written approval shall be required when the potential transferee is an oil and gas company, (iii) IBERENOVA's prior written approval shall be required when the potential transferee is a utility.

     (i) The SPC shall submit each year its financial statements for auditing by an independent accounting firm that will be chosen among the four top auditing firms in France.

     (j) OPT shall supply and install the equipment based on the Technology, and provide the SPC with assistance and information, including operation and maintenance services, with the sufficient scope and extension so that the SPC may operate the Project, and any further projects as per Section 9 below, pursuant to state-of-the art standards during all its useful life (the "Supply"). Such Supply obligations [**];

     (k) In the design and construction phases, the SPC shall arrange with IBERENOVA or TED (or any of their Affiliated Companies), whichever company submits the best proposal in market conditions, a contract for the provision of promotion, management, direction, control, administrative and representation services. The SPC may decide to split this contract between IBERENOVA and TED.

     (l) For the operation phase, the SPC shall have the minimum team necessary to perform the tasks that are required and to the extent feasible shall subcontract the other functions. Alternatively, the SPC may decide that the Parties will perform these tasks on its behalf.

     (m) The SPC shall be responsible for the acquisition of all necessary supplies and services for the installation, start-up and operation of the Power Stations.

          In that sense, on market conditions, the SPC shall contract with OPT for the supply and installation of the Power Stations. [**].

          Additionally, an Operation and Maintenance agreement shall be awarded to OPT, on market conditions, for the Power Stations over the first [**] years of the projects' lifetime.

8.   EFFECTIVENESS / TERMINATION.

8.1 After its execution by the Parties, this Agreement shall become effective as from the day and year first above written.

8.2 This Agreement shall terminate upon the earliest to occur of the following events:

     (a) 27 months after the date of execution of this Agreement without a written decision having been passed to implement the Project (phase
          2), except if the Parties agree in writing on a time-extension of the Feasibility Studies, in which case this Agreement shall terminate 90 days after the date of completion of the Feasibility Studies without such a written decision having been passed;

     (b) at any time if the Parties jointly decide not to implement the Project (phase 2)

     (c)  on such other date as the Parties may mutually agree;

     (d) following a material breach by a Party (the "Defaulting Party") of any material provision of this Agreement which has not been remedied within [**] days from the receipt by such Defaulting Party of a notice of default sent by the other Parties, the decision of such other Parties to terminate this Agreement;

     (e) the decision by the Parties to enter into a new agreement which explicitly supersedes this Agreement;

8.3  Withdrawal of any Party.

     (a) At any time following the date of this Agreement, any Party (the "Withdrawing Party") may withdraw from the Project in its sole discretion provided it gives 15 days prior written notice of its withdrawal to the other Parties (the "Non-Withdrawing Parties") indicating the date as from which such withdrawal shall be effective.

          The Non-Withdrawing Party or Parties shall be entitled to use the rights over the Feasibility Studies together with, any document or information prepared by the Withdrawing Party in connection with the Project which use will be free of charge. The Non-Withdrawing Party or Parties shall be entitled to complete the implementation of the Project exclusive of the Withdrawing Party.

     (b) Upon its withdrawal from the Project, the Withdrawing Party shall be relieved from any obligations and liabilities to the Non-Withdrawing Party(ies) arising out or in connection with such withdrawal. Therefore, except otherwise provided for in this Agreement, the Withdrawing Party will not be bound by the Agreement from the date of its withdrawal from the Project. However OPT shall remain bound by the Supply obligations under Section 7.(j) above. Furthermore, each Party shall remain bound by the confidentiality provisions stated in this Agreement and in the Confidential Information, Inventions and Trade Secrets Agreement attached to this Agreement as Exhibit 1, but without prejudice to the right of the Non-Withdrawing Parties to use the information disclosed hereunder by the Withdrawing Party for the purposes of the Project and enlarged collaboration set forth herein.

          However, the Withdrawing Party shall be obligated to pay on or prior to the date of effectiveness of withdrawal its Participating Interest share of External Costs for which it has become obligated to fund hereunder. For purposes hereof, External Costs shall include all such costs committed by the Steering Committee in accordance with this Agreement as of the date of the Non-Withdrawing Parties' actual receipt of the written notice of withdrawal and anticipated to be incurred within [**] days, whether or not actually incurred as of the date of the effectiveness of withdrawal.

          In addition, should OPT withdraw from this Agreement while IBERENOVA and/or TED decide to implement the Project, OPT shall nevertheless comply with its Supply Obligations toward the SPC or, in case only either IBERENOVA or TED decide to implement the Project, to the Non-Withdrawing Party. This Supply will be exclusive during a period expiring on December 31, 2008 and will be granted pursuant to the remaining terms and conditions provided for under Section 7(j) above.

     (c) The Non-Withdrawing Party or Parties shall not have any cause of action against the Withdrawing Party acting in good faith and without breach of this Agreement or any other fault, for damages and losses which could directly or indirectly result from such withdrawal. However, if the Agreement is terminated pursuant to clause 8.2(e) (material breach), the non-defaulting Party (or Parties) may pursue any and all remedies that may be available against the Defaulting Party.

     (d) The foregoing provisions, and specially 8.3(c) shall apply, mutatis mutandi, in case of termination of Agreement under section 8.2(d) (references to Withdrawing Party being understood made to the Defaulting Party and references to the Non-withdrawing Parties to the Non-defaulting Parties, respectively).

9.   ENLARGEMENT OF THE COLLABORATION.

     If either the Parties or IBERENOVA and TED decide in writing to enlarge their collaboration under this Agreement to the study and possible development of additional wave energy project(s) using the Technology on the coast of France up to [**], it is acknowledged that it should be beneficial for the Project that TED and IBERENOVA assumes, on an alternative basis, the leadership in the conduct of the operations relating to the Phases 1 and 2 of each such additional projects. Furthermore, the Parties agree that the current Participating Interests of IBERENOVA and TED in the Project (as mentioned in article 4) [**].

     In accordance with the above mentioned, OPT agrees to supply and install the equipment based on the PowerBuoy System and its further improvements to the SPC(s) created between the Parties for the implementation of these additional Project(s), and provide the SPC(s) with assistance and information, including operation and maintenance services, with the sufficient scope and extension so that the SPC(s) may operate the Project(s) as per state-of-the art standards during all its useful life (the "Supply"). Such Supply obligations [**].

10.  WARRANTY

10.1 OPT Inc hereby warrants the fulfilment by OPT of OPT's obligations under this Agreement, so that OPT Inc undertakes to fulfil all OPT's obligations under the Agreement, in the case that OPT does not fulfil them, immediately upon Iberenova and/or Total's demand, being able to oppose only the exceptions that OPT would be entitled to under this Agreement.

     In particular, and for OPT's obligations of payment under the Agreement, the Parties agrees that the guarantee will be governed by articles 2021 et seq of the Civil Code. OPT Inc. expressly waives the benefice de discussion and benefice de division (OPT Inc.'s rights to limit its liability and to require execution to be first directed against OPT) as provided in articles 2021 and 2026 of the Civil Code.

     Furthermore, OPT Inc undertakes not to liquidate OPT and not to allow OPT to become bankrupt or insolvent or otherwise unable to meet its obligations hereunder.

11.  GOVERNING LAW & ARBITRATION

11.1 This Agreement shall be governed by and construed in accordance with the French law.

11.2 Any dispute arising out of or in connection with this Agreement shall be exclusively and finally settled under the Rules of Arbitration of the International Chamber of Commerce then in effect (the (ICC Rules)) by three (3) arbitrators appointed in accordance with the ICC Rules. The place of arbitration shall be Paris (France) and the language of arbitration shall be English.

12.  LIABILITY.

12.1 No Party shall be liable to the other Party for any special, indirect or consequential losses or damages, including but not limited to loss of profits, revenues, contracts, opportunities, goodwill or business, arising out of or in connection with this Agreement.

12.2 In case of a third party claim arising out of or in connection with this Agreement, each Party shall be liable in proportion to its Participating Interest in the Project.

13.  NOTICES.

     Any notice which may be or is required to be given pursuant to this Agreement shall be in writing and may be delivered, by hand, or sent by registered post or fax to the relevant address set out below:

     TED

     2 place de la Coupole -- La Defense 6
     92400 Courbevoie, France
     Phone       (33-1) 01.47.44.30.96
     Fax         (33-1) 01.47.44.31.13
     E-mail      gilles.cochevelou@total.com
     Attention   Mr. Gilles Cochevelou

     IBERENOVA
     Tomas Redondo, 1
     28033 Madrid, Espana
     Phone       (34) 91 577 65 00
     Fax         (34) 91 784 37 03
     E-mail      roberto.legaz@iberdrola.es
     Attention   Mr. Roberto Legaz

     OPT
     Warwick Innovation Centre
     Gallows Hill
     Warwick
     CV34 6UW
     UK
     Phone       (44) 01926623371
     Fax         (44) 01926408190
     E-mail      mdraper@oceanpowertech.com
     Attention   Mr. Mark Draper

     OPT INC
     1590 Reed Road
     Pennington,
     New Jersey 08534
     USA
     Phone       6097300400
     Fax         6097300404
     E-mail      gtaylor@oceanpowertech.com
     Attention   Dr. George W. Taylor

14.  ASSIGNMENT.

14.1 The assignment by a Party of all or part of its Participating Interest under this Agreement to a third party requires the prior written approval of the other Parties.

14.2 Notwithstanding the provisions of clause 14.1 hereabove, each Party may, without the prior written approval of the other Party, assign all or part of its Participating Interest under this Agreement to any of its Affiliated Companies subject however to first give written notice thereof to the other Parties, and provided the assignee is actually in a position to fulfill all assignor's obligations under this Agreement. Otherwise, the assignor's guaranty shall be required.

15.  INSTITUTIONAL COMMUNICATION.

     If any Party within the frame of its institutional communication, wishes to issue any public announcement or statement regarding this Agreement and/or in connection with the Project, it shall not do so without the prior written approval of the Steering Committee, except if it is necessary to do so in order to comply with applicable laws, decrees, rules or regulations of any government legal proceedings, or stock exchange, having jurisdiction over such Party.

16.  CONFIDENTIALITY.

16.1 The Parties shall keep confidential all information and data acquired, developed or disclosed in the course of implementation of this Agreement (hereinafter referred to as the (Confidential Information)) and shall not disclose it to third parties or use it for other purposes other than as provided herein except to the extent that such information and data:

     (i)  is, at the time of its disclosure, in the public domain; or

     (ii) becomes generally available to third parties by publication or otherwise after its disclosure, through no breach of this Agreement; or

     (iii) was lawfully in the possession of the receiving Party prior to its disclosure, as evidenced by the written records of such Party, and which was not acquired directly or indirectly from the other Party; or

     (iv) is disclosed independently by a third party that warrants to a good-faith Party that such disclosure does not infringe confidentiality obligations; or

     (v)  is subject to any legal or judiciary obligation to disclose.

16.2 Notwithstanding the provisions of clause 16.1, the Parties shall be entitled to disclose such Confidential Information (i) to their employees, officers and directors and to those of their Affiliates (ii) to any professional consultant or bank who requires these information and data for the evaluation and implementation of the Project, subject however to the prior execution by such consultant or bank of a confidentiality undertaking.

16.3 The disclosure of Confidential Information by any Party does not vest the other Party with a right of ownership on the said Confidential Information, which is and shall remain the property of the Party who disclosed it.

16.4 The provisions of this clause 16 shall apply for the duration of this Agreement, and for a period of [**] years after the termination of this Agreement, howsoever caused.

16.5 With respect to the Confidential Information of technical nature disclosed by OPT to any of the other Parties to this Agreement, the PARTIES agree to sign the Confidential Information, Inventions and Trade Secrets Agreement attached to this Agreement as Exhibit 1. To the extent of any conflict between the terms of this Agreement and the terms of the Confidential Information, Inventions and Trade Secrets Agreement, the terms of the Confidential Information, Inventions and Trade Secrets Agreement shall prevail.

17.  MISCELLANEOUS.

17.1 No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future defaults by the same Party, whether of a like or of a different character. Except as expressly provided for in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement.

17.2 No amendments, changes or modifications to this Agreement shall be valid except if they are in writing and approved by the Parties.

17.3 Each of the Parties agrees to comply with, and to procure that each of their subcontractors complies with (i) the Total and IBERDROLA HSE Policies and (ii) the Total and IBERDROLA Codes of Conduct attached hereto.

This Agreement has been executed in four (4) originals by the duly authorised representatives of each Party on the day and year first above written.

FOR TED                                 FOR IBERENOVA


/s/ Gilles Cochevelou                   /s/ Ana Buitrago
-------------------------------------   ----------------------------------------
Signature
Name Gilles Cochevelou
                                        /s/ Miguel Martin
                                        ----------------------------------------
                                        Signature
                                        Name Ana Buitrago
                                             Miguel Martin


FOR OPT                                 FOR OPT, INC


/s/ Mark Draper                         /s/ George W. Taylor
-------------------------------------   ----------------------------------------
Signature                               Signature
Name Mr. Mark Draper                    Name Dr. George W. Taylor

                                    EXHIBIT 1

             CONFIDENTIAL INFORMATION, INVENTIONS AND TRADE SECRETS
                                    AGREEMENT

     WHEREAS representatives of Ocean Power Technologies, Limited having its offices in Warwick, UK, or Ocean Power Technologies, Inc, having an office at Pennington, New Jersey, USA, ("OPT" or, the "Company" hereinafter) are about to enter into discussions with Total Energie Development SA (hereinafter "TED") a company existing and organized under French law, having its registered office located in France, 2, Place de la Coupole, 92078 Paris la Defense Cedex, and with Iberdrola Energias Renovables II, S.A., Sociedad Unipersonal (hereinafter "IBERENOVA"), a company existing and organised under the Spanish law, with Tax Registration Number A-83028035, having its registered office located at [ ], (TED, and IBERENOVA, hereinafter, the "PARTIES"), concerning the use of certain electrical power generation technology owned by OPT for the potential construction and operation of power generation plant(s) based on the sea waves energy in the coast of France (hereinafter, the "Power Plant"), and

     WHEREAS it is anticipated that the discussions will be mutually beneficial to signatories hereto, and

     WHEREAS during the course of such discussions it is expected that representatives of PARTIES will receive or have access to specifications, designs, plans, drawings, data, prototypes, marketing plans or other technical or business information belonging to OPT and which OPT considers to be proprietary (hereinafter "INFORMATION"); the term INFORMATION also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by PARTIES which contain, reflect or are based upon the INFORMATION but expressly excluding those parts of such notes, analyses, compilations, studies, interpretations or other documents or information prepared by or on behalf of PARTIES relating to or in connection with the analysis of waves resources, marine and coastal dynamics, performance assessment, power output, stability of the system, environmental issues and any other similar information furnished or obtained by the Parties in the course of the development of the Power Plant.

     WHEREAS during the course of the discussions PARTIES may develop certain inventions, improvements or discoveries based on the INFORMATION.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from the above discussions and other good and valuable consideration, receipt of which is acknowledged, it is agreed by and between the parties hereto as follows:

1.   PARTIES shall

     a. Restrict disclosure of the INFORMATION solely to those of its employees (and those of Total SA) and consultants with a need to know and not disclose such INFORMATION to third parties; and

     b. Advise employees (including those of Total SA) and consultants who receive the INFORMATION of the obligation of confidentiality hereunder and take steps, which may include the execution of confidentiality contracts, in order to mitigate the risk of employees and consultants breaching this Confidential Information, Inventions and Trade Secrets Agreement (hereinafter "Agreement"), and

     c. Use and require employees and consultants to use the same degree of care to protect the INFORMATION as is used with PARTIES' own proprietary INFORMATION, and

     d. Use INFORMATION solely for the development by OPT of OPT wave power projects in France.

2. Notwithstanding anything to the contrary herein, PARTIES shall have no obligation to preserve the confidentiality of any INFORMATION as set forth in clause 16.1 of the accompanying Contract for the Develoment and Application of a Sea Wave Energy Generation System in France.

3. PARTIES and OPT agree that any company of the group of companies of each of the PARTIES, including any which are directly or indirectly controlled by such companies, and any employee and consultant of such companies, will be considered as third party for the purposes of the confidentiality obligations above-stated. Therefore, disclosure of INFORMATION to the third parties before-mentioned will require the approval of OPT. However, INFORMATION could be disclosed to Total SA pursuant to this Agreement.

4. Upon termination of this Agreement, PARTIES will exercise reasonable efforts to return all INFORMATION received in tangible form and all copies thereof to OPT.

5. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any INFORMATION disclosed or limiting the rights and obligations of the parties under the Contract.

6. For the avoidance of doubt, nothing in this Agreement shall entitle any of the PARTIES or third parties to make or use, or have made or have used by any third parties, any invention derived from INFORMATION.

7. Nothing in this Agreement shall prevent the PARTIES and/or third parties from using in any way they see fit, their general knowledge, skills and experience and any tools, skills and techniques acquired or used by them (together "PARTIES' GENERAL KNOWLEDGE") in the performance of this Agreement. Such PARTIES' GENERAL KNOWLEDGE shall not include INFORMATION or any tools, skills and techniques derived from INFORMATION.

8. This Agreement shall be governed and construed in accordance with French Law. Any disputes between OPT and the Parties in connection with this Agreement and, in particular, concerning its interpretation, validity, compliance and termination (including the validity and compliance with this Clause) shall be submitted to arbitration of law, that shall be settled by three arbitrators pursuant to the Arbitration Regulations of the

     International Chamber of Commerce. The arbitration proceedings will be held in Paris, in English. The nominating authority will be the Chairman of the ICC. The Parties agree to comply the arbitration award as soon as it is issued.

9. In the event of a breach of this Agreement by PARTIES, PARTIES understands and agrees that OPT may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

10 This Agreement shall become effective on the date of execution and shall be in force for a period of five years from the date of execution.


/s/ Gilles Cochevelou
-------------------------------------
TOTAL ENERGIE DEVELOPMENT


/s/ Ana Isabel Buitrago Montoro
-------------------------------------


/s/ Miguel Martin Saez
-------------------------------------
IBERENOVA
Represented by
Mrs. Ana Isabel Buitrago Montoro and
Mr. Miguel Martin Saez


/s/ Mark Draper
-------------------------------------
Ocean Power Technologies Limited
Represented by Mark Draper


/s/ George W. Taylor
-------------------------------------
Ocean Power Technologies, Inc.
Represented by Dr. George W. Taylor